UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - DECEMBER 18, 2007

AMECS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1 E. Liberty Street, 6th Floor Reno, Nevada 89501 (Address of principal executive offices)

(416) 879-4337 (Registrant's telephone number, including area code)

1 Yonge Street
Suite 1801
Toronto, Ontario
Canada, M5E 1W7
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.01: Changes in Control of Registrant.

On December 5, 2007, Alexei Gavriline, the controlling shareholder of Amecs Inc. (the “Company”) entered into a Securities Purchase and Sale Agreement (the “Securities Purchase and Sale Agreement”) with Rudana Investment Group AG, a corporation formed under the laws of Switzerland. Pursuant to the Securities Purchase and Sale Agreement, Mr. Gavriline agreed to sell all of his shares of the Company’s common stock to Rudana Investment Group AG. Upon the closing of the Securities Purchase and Sale Agreement on December 18, 2007 (the “Closing”), a change in control of the Company occurred. Pursuant to the Securities Purchase and Sale Agreement, Rudana Investment Group AG has acquired 5,000,000 shares of the Company’s common stock from Mr. Gavriline. Rudana Investment Group AG paid $75,000.00 to acquire such shares. Funds for the acquisition were from the working capital of Rudana Investment Group AG. Rudana Investment Group AG now owns 83.2% of the Company’s issued and outstanding shares. The Company is not a party to the Securities Purchase and Sale Agreement.

Pursuant to the Securities Purchase and Sale Agreement, Mr. Gavriline agreed to appoint Mr. John Genner to the Company’s Board of Directors (the “Board”), effective immediately prior to the Closing. Additionally, Mr. Gavriline, who has served as the Company’s sole officer and director since the Company’s inception, tendered his resignation in all such capacities. Pursuant to the Securities Purchase and Sale Agreement, Mr. Gavriline’s resignation was effective at the Closing.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Alexei Gavriline

Pursuant to the Securities Purchase and Sale Agreement (as described above in Item 5.02, which disclosure is incorporated herein by reference thereto), on December 5, 2007 Mr. Alexei Gavriline, who has served as the Company’s sole officer and director since the Company’s inception, tendered his resignation. Mr. Gavriline has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of John Genner

Pursuant to the Securities Purchase and Sale Agreement, Mr. Gavriline appointed Mr. John Genner to the Board immediately prior to the Closing. Mr. Genner was nominated to serve on the Board by Rudana Investment Group AG. Mr. Genner’s service commenced immediately prior to the Closing on December 18, 2007. Mr. Genner is a Certified Public Accountant in Australia.  Since September of 1997, Mr. Genner has served as a Managing Director of BQT Solutions Limited, an Australian Listed Public Company, and since June of 2000, Mr. Genner has served as Chief Executive Officer of that company.  Prior to such service, for approximately nine years he served as the Chief Executive of a mortgage company and for fifteen years he has been a private investor and company director.  He is a graduate of Sydney Technical College.

No decisions have been made regarding any committees of the Board of the Company on which Mr. Genner will serve.

Appointment of Mohammed Haneefa Shereef Rehuman as President and Chief Executive Officer

The Board has appointed Mr. Mohammed Haneefa Shereef Rehuman as the Company’s President and Chief Executive Officer, effective immediately following the Closing on December 18, 2007. Mr. Rehuman has been employed by the Falaknaz Group of Dubai, United Arab Emirates, since 1976. He is currently the Chief Executive Officer of the Falaknaz Group, a position he has held since 2001. The Falaknaz Group is a global investment organization engaged in real estate development, the organization of trade shows, the representation of various international fashion and sports brands, and international investments.

Appointment of Dr. Riccardo Maggiora to the Board of Directors

Following the Closing on December 18, 2007, the Board has appointed Dr. Riccardo Maggiora as a director of the Company. Dr. Maggiora’s service as a director will commence ten (10) calendar days following the filing of an Information Statement on Schedule 14f-1 with the U.S. Securities and Exchange Commission (as such Information Statement may be amended prior to the expiration of such ten (10) day period, and which amendment thereof shall extend the ten (10) day period prior to the effectiveness of Dr. Maggiora’s service). Since 1999, Dr. Maggiora has been an Associate Professor at the Politecnico di Torino in Torino, Italy and he has served as a member of such university’s Antenna and Electromagnetic Compatibility Laboratory (LACE).

No decisions have been made regarding any committees on which Dr. Maggiora will serve.

Item 5.03: Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective immediately following the Closing on December 18, 2007, the Board has voted to amend the Company’s By-Laws to include the following Article, which pursuant to the authorization granted to the Board of Directors to amend the By-Laws, such amendment to the By-Laws is effective as of December 18, 2007:

XIV Inapplicability of Certain Provisions of the Nevada Revised Statutes

The provisions of Sections 78.378 to 78.3793 of the Nevada Revised Statutes shall not apply to this Company, and are inapplicable to any acquisition of the securities hereof.

Item 8.01: Other Events.

Payment of Stock Dividend

Following the Closing on December 18, 2007, the Board of Directors declared the payment of a stock dividend, approving the payment of such dividend to all of the stockholders of record of the Company as of the record date of January 2, 2007. Such stock dividend will be paid on January 4, 2008. The ex-dividend date will be January 7, 2008. Each stockholder of the Company will be entitled to receive six (6.0) additional shares of the Company’s common stock for each one (1) share of the Company’s common stock which they hold as of the record date. Holders of fractions of shares of the Company’s common stock will receive a proportional number of shares rounded to the nearest whole share. In connection with this stock dividend, the ownership of stockholders possessing 6,007,650 shares of the Company’s Common Stock will be thereby be increased to 42,053,550 shares of common stock.

Change of Address

Effective as of December 18, 2007, the Company’s new mailing address is 1 E. Liberty Street, 6th Floor, Reno, Nevada 89501.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMECS INC.

By:	/s/ Shareef Rehuman
Name: Shereef Rehuman
Title: President and CEO
Date: December 21, 2007